UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    December 17, 2013

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company (A Delaware Corporation) 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308 (404) 506-5000	58-0690070

1-6468	Georgia Power Company (A Georgia Corporation) 241 Ralph McGill Boulevard, N.E. Atlanta, Georgia 30308 (404) 506-6526	58-0257110

The names and addresses of the registrants have not changed since the last report.

This combined Form 8-K is filed separately by two registrants: The Southern Company and Georgia Power Company. Information contained herein relating to each registrant is filed by each registrant solely on its own behalf. Each registrant makes no representation as to information relating to the other registrant.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.
See MANAGEMENT’S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - “PSC Matters - Georgia Power - Rate Plans” of The Southern Company (“Southern”) and MANAGEMENT’S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - “PSC Matters - Rate Plans” of Georgia Power Company (“Georgia Power”) in Item 7 and Note 3 to the financial statements of Southern under “Retail Regulatory Matters - Georgia Power - Rate Plans” and of Georgia Power under “Retail Regulatory Matters - Rate Plans” in Item 8 of each company’s Annual Report on Form 10-K for the year ended December 31, 2012 for information regarding Georgia Power’s current retail rate plan. See also MANAGEMENT’S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - “PSC Matters - Georgia Power - Rate Plans” of Southern and MANAGEMENT’S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - “PSC Matters - Rate Plans” of Georgia Power and Note (B) to the Condensed Financial Statements under “Retail Regulatory Matters - Georgia Power - Rate Plans” in each company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 for information regarding Georgia Power’s base rate case filed with the Georgia Public Service Commission (“PSC”) on June 28, 2013 and the related hearings and testimony.
On December 17, 2013, the Georgia PSC voted to approve the Alternate Rate Plan for Georgia Power effective January 1, 2014 and continuing through December 31, 2016 (the “2013 ARP”). The 2013 ARP reflects the settlement agreement among Georgia Power and the Georgia PSC’s Public Interest Advocacy Staff which was filed with the Georgia PSC on November 18, 2013 and was subsequently signed by the Georgia Industrial Group, the Georgia Association of Manufacturers, The Commercial Group, the Georgia Municipal Association, the Georgia Solar

Energy Industries Association, Georgia Watch, The Kroger Co., Metropolitan Atlanta Rapid Transit Authority, Resource Supply Management, Southern Alliance for Clean Energy and the United States Department of Defense and all federal agencies.
Under the 2013 ARP, effective January 1, 2014, Georgia Power will (1) increase its traditional base tariff rates by approximately $79.5 million; (2) collect an additional $25.1 million through its Environmental Compliance Cost Recovery (“ECCR”) tariff; (3) collect an additional $1.5 million through its Demand-Side Management (“DSM”) tariff; and (4) collect an additional $3.9 million through the Municipal Franchise Fee (“MFF”) tariff, for a total increase in base revenues of approximately $110.0 million.
Under the 2013 ARP, the following additional rate adjustments will be made to Georgia Power’s tariffs in 2015 and 2016 based on annual compliance filings to be made at least 90 days prior to the effective date of the tariffs:

•
Effective January 1, 2015 and 2016, the traditional base tariff rates will increase by an estimated $101.4 million and $36.3 million, respectively, to recover additional generation capacity-related costs;

•	Effective January 1, 2015 and 2016, the ECCR tariff will increase by an estimated $75.7 million and $131.0 million, respectively, to recover additional environmental compliance costs;

•	Effective January 1, 2015, the DSM tariff will increase by an estimated $5.7 million and decrease by an estimated $1.2 million effective January 1, 2016; and

•	The MFF tariff will increase consistent with these adjustments.
Georgia Power currently estimates these adjustments will result in base revenue increases of approximately $186.8 million in 2015 and $169.8 million in 2016. The estimated traditional base tariff rate increases for 2015 and 2016 do not include additional Qualifying Facility (“QF”) power purchase agreement (“PPA”) expenses; however, compliance filings will include QF PPA expenses for those facilities that are projected to provide capacity to Georgia Power during the following year.
Under the 2013 ARP, Georgia Power’s retail return on common equity (“ROE”) will be set at 10.95%, and earnings will be evaluated against a retail ROE range of 10.00% to 12.00%. Two-thirds of any earnings above 12.00% will be directly refunded to customers, with the remaining one-third retained by Georgia Power.  There will be no recovery of any earnings shortfall below 10.00% on an actual basis.  However, if at any time during the term of the 2013 ARP, Georgia Power projects that its retail earnings will be below 10.00% for any calendar year, it may petition the Georgia PSC for implementation of the Interim Cost Recovery (“ICR”) tariff that would be used to adjust Georgia Power’s earnings back to a 10.00% ROE.  The Georgia PSC would have 90 days to rule on Georgia Power’s request.  The ICR tariff will expire at the earlier of January 1, 2017 or the end of the calendar year in which the ICR tariff becomes effective.  In lieu of requesting implementation of an ICR tariff, or if the Georgia PSC chooses not to implement the ICR tariff, Georgia Power may file a full rate case.
Except as provided above, Georgia Power will not file for a general base rate increase while the 2013 ARP is in effect. Georgia Power is required to file a general rate case by July 1, 2016, in response to which the Georgia PSC would be expected to determine whether the 2013 ARP should be continued, modified or discontinued.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2013	THE SOUTHERN COMPANY

	By	/s/Melissa K. Caen
Melissa K. Caen Secretary

GEORGIA POWER COMPANY

	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary

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